Exhibit 99.1

Ingles Markets, Incorporated Announces Final Results of Tender Offer and Consent Solicitation

ASHEVILLE, N.C.--(BUSINESS WIRE)--June 26, 2013--Ingles Markets, Incorporated (NASDAQ: IMKTA) ("Ingles" or the "Company") today announced the final results of its previously announced tender offer and consent solicitation (the “Offer”) for its Senior Notes due 2017 (the “Notes”) (CUSIP No. 457030AG9). The Offer expired at 11:59 p.m., New York City time, on June 25, 2013 (the “Expiration Date”).

As of the Expiration Date, tenders and consents had been received from holders of $448.3 million in aggregate principal amount, representing approximately 78%, of the outstanding Notes. The Company has elected to redeem the remaining outstanding Notes on July 1, 2013, at a redemption price of 104.438%.

This press release is neither an offer to purchase nor a solicitation of an offer to sell the Notes.

Ingles Markets, Incorporated is a leading supermarket chain with operations in six southeastern states. Headquartered in Asheville, North Carolina, the Company operates 204 supermarkets. In conjunction with its supermarket operations, the Company operates neighborhood shopping centers, most of which contain an Ingles supermarket. The Company also owns a fluid dairy facility that supplies Company supermarkets and unaffiliated customers. The Company's Class A Common Stock is traded on The NASDAQ Stock Market's Global Select Market under the symbol IMKTA. For more information, visit Ingles' website at www.ingles-markets.com.

The comments in this press release contain certain forward-looking statements. Ingles undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. Ingles’ actual results may differ materially from those projected in forward-looking statements made by, or on behalf of, Ingles. Factors that may affect results include changes in business and economic conditions generally in Ingles’ operating area, pricing pressures, increased competitive efforts by others in Ingles’ marketing areas and the availability of financing for capital improvements. A more detailed discussion of these factors may be found in reports filed by the Company with the Securities and Exchange Commission including its 2012 Form 10-K and 2013 Forms 10-Q.

CONTACT:
Ingles Markets, Incorporated
Ron Freeman, 828-669-2941 (Ext. 223)
Chief Financial Officer